Exhibit 99.1
For immediate release
November 3, 2021
AtriCure Reports Third Quarter 2021 Financial Results
MASON, Ohio, November 3, 2021 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced third quarter 2021 financial results.

“Our results were driven by strong growth across key product lines, including the addition of new Cryo Nerve Block and Hybrid AF™ Therapy accounts, providing further validation of demand across our business,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We feel encouraged by our progress this quarter and are well positioned to capitalize upon the recent approval from the CONVERGE™ trial. I remain impressed with the excellence our team delivers as they continue to execute against a difficult backdrop as the impacts of the delta variant were felt across the country.”
Third Quarter 2021 Financial Results
Revenue for the third quarter 2021 was $70.5 million, an increase of 28.7% (an increase of 28.6% on a constant currency basis) over third quarter 2020 revenue. U.S. revenue was $57.5 million, an increase of $12.8 million or 28.7%, compared to third quarter 2020 revenue. U.S. revenue reflected healthy growth across all product lines as conditions improved from 2020 as a result of stabilizing cardiac surgery procedure volumes and increasing demand for our Cryo Nerve Block and Hybrid AF therapy products. International revenue increased $2.9 million or 28.5% (an increase of 27.9% on a constant currency basis) to $12.9 million, reflecting rebounding activity and growth in most major markets and across product lines. On a sequential basis, worldwide revenue for the third quarter 2021 decreased approximately 1.3% over second quarter 2021.
Gross profit for the third quarter 2021 was $52.2 million compared to $40.3 million for the third quarter 2020. Gross margin was 74.1% and 73.7% for the third quarters 2021 and 2020 respectively, reflecting a favorable product mix.
Income from operations for the third quarter 2021 was $98.7 million, compared to a loss from operations of $4.0 million for the third quarter 2020. Third quarter 2021 income from operations includes a $189.9 million credit to operating expenses for the change in fair value of contingent consideration, offset partially by a $82.3 million intangible asset impairment charge for the IPR&D asset associated with the aMAZE™ trial. Basic and diluted net income per share was $2.15 and $2.11, respectively, for the third quarter 2021, compared to basic and diluted loss per share of $0.11 for the third quarter 2020.
Adjusted EBITDA was positive for the third quarters 2021 and 2020, at $0.7 million and $4.2 million, respectively. Adjusted loss per share for the third quarter 2021 was $0.23 compared to $0.11 for the third quarter 2020.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2021 Financial Guidance
Management is maintaining revenue guidance for full year 2021 at a range of $270 to $275 million, corresponding to growth of approximately 31% to 33% for the year. As with previous guidance, continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact this projection. The Company is also maintaining guidance for full year 2021 adjusted EBITDA loss of approximately $10 million and an adjusted loss per share of approximately $1.20.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, November 3, 2021 to discuss its third quarter 2021 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 5139213. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator®  Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AFTM Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure. The information contained on our website, Twitter or any other third-party website is not incorporated by reference in this earnings release.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release and the related attachment is as of November 3, 2021. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible asset, and change in fair value of contingent consideration liabilities. Due to the nonrecurring nature of the third quarter 2021 impairment of an intangible asset, the Company has modified the calculation of adjusted EBITDA to exclude impairment charges. The impairment of intangible asset reflects the one-time charge recognized by the Company as a result of the impact of aMAZE trial results on the related IPR&D asset. The Company believes it is now appropriate to modify the calculation of adjusted EBITDA to exclude impairment of intangible asset because the Company has concluded that such adjustment is generally nonrecurring and is not reflective of the operational results of the Company’s core business. The Company also believes this approach is more comparable to peer company reporting.

Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)” later in this release.
Adjusted income (loss) per share is a non-GAAP measure which calculates the net income (loss) per share before non-cash adjustments in fair value of contingent consideration liabilities and impairment of intangible asset. Due to the nonrecurring nature of the impairment of intangible asset, the Company believes it is now appropriate to modify the calculation of adjusted income (loss) per share to exclude such amount. A reconciliation of adjusted income (loss) per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Loss) Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.

CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Pieper Lewis
Gilmartin Group
Investor Relations
(415) 937-5402
lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
United States Revenue:
Open ablation	$23,779	$19,911	$69,693	$54,679
Minimally invasive ablation	9,990	6,979	28,077	18,295
Appendage management	23,401	17,430	69,144	47,870
Total ablation and appendage management	57,170	44,320	166,914	120,844
Valve tools	367	381	1,002	994
Total United States	57,537	44,701	167,916	121,838
International Revenue:
Open ablation	6,699	4,907	16,629	13,766
Minimally invasive ablation	1,849	1,692	4,698	4,346
Appendage management	4,373	3,445	11,825	8,778
Total ablation and appendage management	12,921	10,044	33,152	26,890
Valve tools	2	12	43	78
Total international	12,923	10,056	33,195	26,968
Total revenue	70,460	54,757	201,111	148,806
Cost of revenue	18,234	14,423	50,267	41,934
Gross profit	52,226	40,334	150,844	106,872
Operating (benefit) expenses:
Research and development expenses	11,284	10,576	34,698	32,199
Selling, general and administrative expenses	49,873	33,557	150,939	106,257
Change in fair value of contingent consideration	(189,900)	192	(184,800)	(4,854)
Intangible asset impairment	82,300	—	82,300	—
Total operating (benefit) expenses	(46,443)	44,325	83,137	133,602
Income (loss) from operations	98,669	(3,991)	67,707	(26,730)
Other expense, net	(1,523)	(962)	(3,632)	(2,847)
Income (loss) before income tax expense	97,146	(4,953)	64,075	(29,577)
Income tax expense (benefit)	38	(4)	135	16
Net income (loss)	$97,108	$(4,949)	$63,940	$(29,593)
Basic net income (loss) per share	$2.15	$(0.11)	$1.42	$(0.71)
Diluted net income (loss) per share	$2.11	$(0.11)	$1.39	$(0.71)
Weighted average shares used in computing net income (loss) per share:
Basic	45,258	44,012	44,977	41,442
Diluted	46,100	44,012	45,996	41,442

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$119,746	$244,218
Accounts receivable, net	33,498	23,146
Inventories	38,587	35,026
Prepaid and other current assets	3,876	4,347
Total current assets	195,707	306,737
Property and equipment, net	29,901	28,290
Operating lease right-of-use assets	2,465	1,914
Long-term investments	105,097	14,178
Goodwill and intangible assets, net	278,744	362,980
Other noncurrent assets	1,055	440
Total assets	$612,969	$714,539
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$49,373	$40,720
Other current liabilities and current maturities of debt and leases	4,581	8,417
Total current liabilities	53,954	49,137
Long-term debt	56,354	53,435
Finance lease liabilities	10,317	10,969
Operating lease liabilities	1,593	1,180
Contingent consideration and other noncurrent liabilities	2,282	187,424
Total liabilities	124,500	302,145
Stockholders' equity:
Common stock	46	45
Additional paid-in capital	755,048	742,389
Accumulated other comprehensive (loss) income	(213)	312
Accumulated deficit	(266,412)	(330,352)
Total stockholders' equity	488,469	412,394
Total liabilities and stockholders' equity	$612,969	$714,539

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss), as reported	$97,108	$(4,949)	$63,940	$(29,593)
Income tax expense (benefit)	38	(4)	135	16
Other expense, net	1,523	962	3,632	2,847
Depreciation and amortization expense	2,828	2,479	7,608	7,381
Share-based compensation expense	6,794	5,549	20,539	16,126
Change in fair value of contingent consideration	(189,900)	192	(184,800)	(4,854)
Intangible asset impairment	82,300	—	82,300	—
Acquisition costs	—	—	—	138
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$691	$4,229	$(6,646)	$(7,939)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss), as reported	$97,108	$(4,949)	$63,940	$(29,593)
Change in fair value of contingent consideration	(189,900)	192	(184,800)	(4,854)
Intangible asset impairment	82,300	—	82,300	—
Non-GAAP adjusted net loss	$(10,492)	$(4,757)	$(38,560)	$(34,447)
Basic and diluted adjusted net loss per share	$(0.23)	$(0.11)	$(0.86)	$(0.83)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	45,258	44,012	44,977	41,442